Filed Pursuant to Rule 433
Registration No. 333-202413
September 12, 2016
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated September 12, 2016)

Issuer:	The Southern Company
Security:	Series 2016A 5.25% Junior Subordinated Notes due October 1, 2076
Format:	SEC Registered
Trade Date:	September 12, 2016
Expected Settlement Date:	September 15, 2016 (T+3)
Listing:	Intend to apply to list on the New York Stock Exchange; if approved for listing, trading expected to begin within 30 days of issuance
Expected Ratings:*	Baa3 (Stable)/BBB (Negative)/BBB (Stable)(Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$800,000,000
Over-allotment Option:	None
Denominations:	$25.00 and integral multiples of $25.00 in excess thereof
Initial Public Offering Price:	$25.00 per security
Purchase Prices:	$24.2125 per security (for sales to non-institutions)
$24.50 per security (for sales to institutions)
Maturity Date:	October 1, 2076
Coupon:	5.25%
Optional Deferral:	Up to 40 consecutive quarterly periods per deferral
Optional Redemption:	Redeemable, in whole or in part, on or after October 1, 2021 at 100% of the principal amount, plus any accrued and unpaid interest
Call for Tax Event:	Prior to October 1, 2021, at any time at 100% of the principal amount, plus any accrued and unpaid interest
Call for Rating Agency Event:	Prior to October 1, 2021, at any time at 102% of the principal amount, plus any accrued and unpaid interest
Interest Payment Dates:	January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2017
CUSIP/ISIN:	842587 305/US8425873051
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC
Senior Co-Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Mizuho Securities USA Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling The Southern Company collect at 1-404-506-0776, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-800-584-6837, UBS Securities LLC toll-free at 1-888-827-7275 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.